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                                                                    EXHIBIT 18.1



The Board of Directors
Carson Pirie Scott & Co.:


We have audited the consolidated balance sheets of Carson Pirie Scott & Co. and subsidiaries as of February 1, 1997 and February 3, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended February 1, 1997, and have reported thereon under date of February 27, 1997. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended February 1, 1997.
As stated in Note 4 to those financial statements, the Company changed its method of calculating LIFO inventories and states that the newly adopted accounting principle is preferable in the circumstances since internally developed price indices more accurately measure inflation or deflation in retail prices than the Bureau of Labor Statistics price indices, which were previously used. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Carson Pirie Scott & Co.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


                                        Sincerely,


                                        /s/ KPMG Peat Marwick LLP

                                        KPMG PEAT MARWICK LLP

Milwaukee, Wisconsin
February 27, 1997